SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):  March 15, 2004

INTERNATIONAL FLAVORS & FRAGRANCES INC. (Exact Name of Registrant as Specified in Charter)

New York (State or Other Jurisdiction of Incorporation)

1-4858 (Commission File Number)	13-1432060 (I.R.S. Employer Identification No.)

521 West 57th Street, New York, New York (Address of Principal Executive Offices)	10019 (Zip Code)

(212) 765-5500 (Registrant’s telephone number, including area code)

Item 9.	Regulation FD Disclosure

International Flavors & Fragrances Inc. (IFF) is furnishing today further information regarding litigation brought against it in the Circuit Court of Jasper County, Missouri, on behalf of employees at a plant owned and operated by Gilster-Mary Lee Corp. in Jasper, Missouri. The plaintiffs have alleged that they sustained respiratory injuries in the workplace due to the use by Gilster-Mary Lee of a butter flavor supplied by IFF and Bush Boake Allen Inc. (BBA), a subsidiary of IFF.

On March 15, 2004, a jury verdict in favor of one of the plaintiffs was entered, awarding approximately $20 million in compensatory damages. IFF intends to appeal this decision. IFF believes that the verdict is not supported by the evidence or the law and should therefore be reversed.

IFF is unable to predict with certainty the ultimate outcome of this appeal or the remaining cases involving workers at the Gilster-Mary Lee plant in Jasper, Missouri; however, in light of the merits of its defense and the availability of existing insurance, the Company does not expect the litigation to have a material adverse effect on the Company’s financial condition, results of operations or liquidity.

IFF noted that the severity of the alleged respiratory injuries differs substantially among the plaintiffs and that the majority of the plaintiffs claim to have sustained lesser respiratory injuries than the plaintiff in this case.

IFF reiterates that all IFF and BBA flavors meet the requirements of the U. S. Food and Drug Administration and are safe for handling and use by workers in food manufacturing plants when used according to specified safety procedures. These procedures are detailed in instructions that IFF and BBA provide to all of its customers for the safe handling and use of its flavors. These instructions were provided to the Gilster-Mary Lee Jasper, Missouri plant for the butter flavor. It is the responsibility of IFF’s customers to ensure that these instructions, which include the use of appropriate engineering controls, such as adequate ventilation, proper handling procedures and respiratory protection for workers, are followed.

Based on the preliminary report issued by the National Institute for Occupational Safety and Health (NIOSH), it appears that these instructions were not followed at the Gilster-Mary Lee Jasper, Missouri plant and that any injuries the plaintiffs may have suffered are related to inadequate workplace conditions and the failure to use recommended safety equipment.

An article in the August 1, 2002 New England Journal of Medicine confirmed NIOSH’s preliminary findings and concluded that any injuries sustained by the plaintiffs could have been prevented if safety precautions consistent with those recommended by the Company had been followed.

Statements in this Current Report on Form 8-K, which are not historical facts or information, are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Such factors include, among others, the following: general economic and business conditions in the Company’s markets, including economic, population health and political uncertainties; interest rates; the price and availability of raw materials; the Company’s ability to implement its business strategy, including the achievement of anticipated cost savings, profitability and growth targets; the impact of currency fluctuation or devaluation in the Company’s principal foreign markets and the success of the Company’s hedging and risk management strategies; the impact of possible pension funding obligations and increased pension expense on the Company’s cash flow and results of operations; the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by foreign governments; and the fact that the outcome of litigation is highly uncertain and unpredictable and there can be no assurance that the triers of fact or law, at either the trial level or at any appellate level, will accept the factual assertions, factual defenses or legal positions of the Company or its factual or expert witnesses in such litigation. The Company intends its forward-looking statements to speak only as of the time of such statements and does not undertake to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 15, 2004	INTERNATIONAL FLAVORS & FRAGRANCES INC. By: DENNIS M. MEANY —————————————— Name: Dennis M. Meany Title: Senior Vice President, General Counsel and Secretary